Exhibit 99.1

MagneGas Announces Financing of $3 Million

TAMPA, Florida, November 16, 2016 /PRNewswire/ --

MagneGas Corporation ("MagneGas" or the "Company") (MNGA), a technology company that counts among its inventions a patented process that converts renewable and liquid waste into MagneGas2® fuel, announced today that on November 16, 2016, it entered into an agreement with a single institutional investor for a registered direct placement of approximately $3 million.  The Securities Purchase Agreement provides for the sale of $2.5 million of pre-funded warrants which warrants are exercisable into 5,102,041 shares and $500,000 in payment for 1,020,408 shares.

The investor and the Company also agreed to amend the following warrants issued as part of a June 2016 financing: an E-4 common stock purchase warrant is now exercisable at $0.66 ($0.01 above the closing market price) for the investor to purchase up to an additional $4.6 million of common stock and is now exercisable 6 months from the closing of this transaction and now has a term of 7 years; an E-5 common stock purchase warrant to purchase 3,508,772 shares of common stock is now exercisable at $0.90 (approximately 38% premium to the closing market price); and an E-6 common stock purchase warrant to purchase 1,754,386 shares of common stock is also now exercisable at $0.90. The Series E-5 and E-6 common stock purchase warrants vest ratably only upon the exercise of the E-4 common stock purchase warrant.

The placement is expected to close on or before November 18, 2016, subject to satisfaction of customary closing conditions.

The pre-paid warrants and common stock are being offered and the E-4 warrants are being amended pursuant to a shelf registration statement (File No. 333-207928), which was declared effective by the United States Securities and Exchange Commission ("SEC") on June 15, 2016.

The E-5 and E-6 warrants are being amended pursuant to a resale registration statement (File No. 333-212879), which was declared effective by the SEC on August 12, 2016.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel "MagneGas2®" is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc.). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company's website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Investor Contacts:

KCSA Strategic Communications

Philip Carlson

+1-212-896-1233

pcarlson@kcsa.com